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                                                        For Immediate Release
                                                        ---------------------


                        PAINEWEBBER TO ACQUIRE
                  CERTAIN ASSETS OF KIDDER, PEABODY
                         FROM GENERAL ELECTRIC

                --Transaction Valued at $670 Million--



NEW YORK, October 17, 1994--Paine Webber Group Inc. and General Electric Company today jointly announced that they have signed a definitive asset purchase agreement under which PaineWebber will acquire certain Kidder,Peabody Group Inc. assets with a liquid tangible net worth of approximately $580 million.

PaineWebber will acquire Kidder, Peabody's well-regarded retail business, which currently includes approximately 1,150 brokers in 50 offices. The agreement provides for PaineWebber to acquire Kidder, Peabody's asset management, investment banking, equity research, international and domestic fixed income, residential and commercial mortgages, high yield, and listed domestic futures businesses. GE will retain Kidder, Peabody's other businesses which PaineWebber will have the right to review and acquire. GE has agreed to indemnify PaineWebber with respect to all Kidder, Peabody's existing liabilities.

In exchange, GE will receive 21.5 million of PaineWebber common voting shares valued at approximately $320 million as of October 14, 1994; $100 million in 20-year 6% convertible preferred stock convertible at $18.13 per share; and $250 million in 20-year 9% preferred stock. The total value of the common and preferred securities is approximately $670 million. PaineWebber has the right to repurchase all securities issued to GE at appropriate values.

As a result of this transaction, GE will own approximately 25% of PaineWebber on a fully diluted basis. GE will have representative on PaineWebber's Board of Directors and has agreed to a 15-year standstill period.

                                                                more....




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Donald B. Marron, Chairman and Chief Executive Officer of PaineWebber, said,
"By combining PaineWebber and Kidder, Peabody, we will achieve, in one move, many of the goals and objectives we set out to accomplish by the end of the decade: critical mass in retail distribution, additional assets under management, strengthened investment banking, greater global reach -- particularly in fixed income -- and enhanced earnings power. Thus, shareholders, employees and customers will be served by a stronger firm, with larger resources and a broader, deeper talent base."

John F. Welch, Jr., Chairman and Chief Executive Officer of General Electric, said, "We are pleased that Kidder, Peabody can become part of a much larger, well-established franchise in its own industry, and we look to the real benefits from the combined company through GE's equity interest in PaineWebber."

Mr. Marron said that Paul B. Guenther, President of PaineWebber Incorporated, will head the transition team and will be responsible for the smooth integration of Kidder, Peabody's business into PaineWebber.

The transaction is subject to approval by the Boards of PaineWebber and GE and various regulatory authorities.

Paine Webber Group Inc., together with its subsidiaries PaineWebber Incorporated and PaineWebber International, serves the investment and capital needs of a worldwide client base.

Contacts:       Jerome J. Johnston      Joyce Hergenhan         Anthony Zehnder
                PaineWebber             General Electric        Kidder, Peabody
                (201) 902-6718          (203) 373-3180          (212) 510-3617

                Jeffrey Z. Taufield
                Kekst and Company
                (212) 593-2655

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